Exhibit 99.1

Hillstream BioPharma Strengthens its Board of Directors with Appointment of Kelly Anderson

Appointment to Enhance Board’s Expertise Across Investments, Business Development and Capital Markets

BRIDGEWATER, N.J., May 15, 2023 — Hillstream BioPharma, Inc. (Nasdaq: HILS) (“Hillstream” or the “Company”), a biotechnology company developing therapeutic candidates targeting drug resistant and devastating cancers using ferroptosis, an emerging new anti-cancer mechanism resulting in iron-mediated cell death, and immuno-oncology targeted novel biologics, today announced the appointment of Kelly Anderson to its Board of Directors and committees, effective as of May 9, 2023.

Mrs. Anderson brings over 25 years of experience in public company finance, accounting and corporate governance across a variety of industries and will be instrumental in guiding Hillstream with its organizational management, business development and research and development initiatives.

“Kelly has served as a CFO and brings expertise in partnering negotiations and business development,” said Randy Milby, Chairman and CEO of Hillstream. “We believe her proven cross-industry experience and track record of building sustainable long-term value will further bolster our Board’s depth of expertise and diversity of thought especially as we further develop our immuno-oncology targeted biologics portfolio led by anti-HER2 and anti-HER3 monoclonal antibodies. As such, it is a top priority for us to have the right team in place to guide us through the execution of our goals so that we can expand our efforts to develop and commercialize on our drug candidates.”

“I am excited to be joining the Board of Hillstream BioPharma and look forward to working alongside the team as we further our ongoing development programs. I believe the Company’s precision medicine immuno-oncology strategy with the current HER2/HER3 antibody developments, has the potential to bring much needed treatments to cancer patients,” said Mrs. Anderson.

Kelly Anderson currently serves as Chief Executive Officer of CXO Executive Solutions, a specialized executive talent solutions company. From 2015 through 2020, she served as a partner in C Suite Financial Partners, a financial consulting firm serving private, private equity, entrepreneurial, family office and government-owned firms across the entertainment, aerospace/defense, Software-as-a-Service and manufacturing industries. Mrs. Anderson previously served in senior financial executive posts at companies including Mavenlink (now known as Kantata), Ener-Core, Fisker Automotive, T3 Motion and The First American Corporation. In addition, Mrs. Anderson currently serves as on the board of AgEagle Aerial Systems Inc., Tomi Environmental Solutions and Concierge Technologies and was previously a member of the board of directors of Marygold Companies, Guardion Health Sciences and Psychic Friends Network. She is a Certified Public Accountant in California and received her B.A. in business administration with an accounting concentration from California State University, Fullerton.

About Hillstream BioPharma, Inc.

Hillstream BioPharma, Inc. is a biotechnology company developing a focused portfolio of therapeutic candidates targeting drug resistant and devastating cancers. The Company anticipates submitting an investigational new drug application and plans to initiate a clinical study in the second half of 2023 with HSB-1216, which targets ferroptosis, an emerging new anti-cancer mechanism, resulting in iron mediated cell death (IMCD) of drug resistant cancers. The Company’s emerging immuno-oncology pipeline is led by HSB-3215, a novel anti-HER2 monoclonal antibody targeting unique epitopes with a novel mechanism of action. The erbB/HER family of cell surface proteins include well-known and validated drug targets including HER2 and HER3 found in multiple solid tumors, including breast, lung, GYN, endocrinological and CNS. For more information, please visit: www.hillstreambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Hillstream’s expectations, strategy, plans or intentions. These forward-looking statements are based on Hillstream’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions which could seriously harm our financial condition and increase our costs and expenses; dependence on key personnel; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain Food and Drug Administration (“FDA”) clearances or approvals and noncompliance with FDA regulations. Investors should read the risk factors set forth in our Form 10-K for the year ended December 31, 2022 and our periodic reports filed with the Securities and Exchange Commission. However, these risks are not exhaustive and new risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. Forward-looking statements included herein are made as of the date hereof, and Hillstream does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances, except as may be required by law.

Investor Relations Contact

Email: investorrelations@hillstreambio.com

www.hillstreambio.com

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